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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

                           Filed by the Registrant [ ]
                 Filed by a Party other than the Registrant [X]

                           Check the appropriate box:

                        [ ] Preliminary Proxy Statement.

        [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
                               RULE 14a-6(e)(2)).

                         [ ] Definitive Proxy Statement.

                      [X] Definitive Additional Materials.

 [ ] Soliciting Material Pursuant to Section 240.14A-11(c) or Section 240.14a-12

                       FIRST AMERICAN CAPITAL CORPORATION
             ------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

       FIRST AMERICAN COMMITTEE FOR PROTECTION OF SHAREHOLDER VALUE, ATTN:
   MARK A. OLIVER, SPOKESPERSON, 400 EAST ANDERSON LANE, AUSTIN, TEXAS 78752,
                                 (512) 536-9785
             ------------------------------------------------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

               Payment of Filing Fee (check the appropriate box):

                              [X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)   Title of each class of securities to which transaction applies:

      2)   Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed to Exchange Act Rule 0-11 (set forth the amount on which the fee is calculated and state how it was determined):

      4)   Proposed maximum aggregate value of transaction:

      5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
                          ------------------------------------------------------

2) Form, Schedule or Registration Statement No.:
                                                --------------------------------

3) Filing Party:
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4) Date Filed:
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          FIRST AMERICAN COMMITTEE FOR PROTECTION OF SHAREHOLDER VALUE



Dear Shareholder,


The Chairman of the Board of First American Capital Corporation ("First American"), Mr. Harland Priddle, has made disparaging comments to the media and in correspondence regarding the First American Committee for Protection of Shareholder Value ("Protection Committee") and its intentions. The Protection Committee believes it is important for shareholders to know the facts.

Mr. Priddle wants you to believe that this proxy contest is about Citizens, Inc.'s attempt to "seize control" of a Kansas company from Kansas residents. This is false. Citizens is supporting the efforts of the original founders and management of First American in their effort to reclaim the Company from Mr. Priddle and his group. They have fired me as President and replaced Mike Fink as Chairman. This was the management team responsible for leading the successful development of the Company to the point where its total assets reached $18 million, total annual revenues were more than $4 million and life insurance in force exceeded $150 million. This is an outstanding achievement for a start-up insurance company in four years.

Should the Protection Committee, composed of myself, Danny Biggs and Mike Fink, joined by our supporters from Citizens, be successful in its endeavor to replace the majority of the Priddle directors, Citizens would not own a single share of stock of First American, nor have any voting rights with regard to a transaction involving First American or otherwise. Any future transaction would require the approval of a majority of the First American Board, as well as the majority of the outstanding shares of the Company.

Mr. Priddle would have you believe that Citizens' previous share exchange offer was rejected because it would result in a loss on your investment. The truth is that without a market your shares have no liquid value. To the Protection Committee's knowledge, no other offer was ever solicited or received by Mr. Priddle. Citizens' Class A shares are listed on the New York Stock Exchange and trade every day. If the First American Board had allowed shareholders to consider the Citizens proposal, you would have had the opportunity to decide to retain your illiquid investment or exchange it for a security with market value. However, they denied you that opportunity.

Mr. Priddle says the Company's current Board and management have vast experience in managing life insurance companies. We have learned that under Priddle's leadership, First American has lost the insurance sales force which was responsible for putting most of the Company's insurance business on its books. Yet Mr. Priddle has made no public comment regarding the loss of the sales force, nor of specifics regarding how the Company will be able to write new business and continue to grow. If the Protection Committee's efforts are successful, we intend to rebuild the sales force.

As a First American stockholder, you have the right to decide your Company's future and it is important that you have the opportunity. The Protection Committee was created to protect your



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rights and encourages you to vote the white proxy card, regardless of the number of shares you own. Please disregard the blue proxy card. If you voted a blue proxy card and wish to change your vote and support the Protection Committee, you can do so now by sending in the enclosed white proxy card. If you have any questions, please call the Protection Committee's proxy solicitor, Georgeson Shareholder Communications at (800) 732-6168 (Toll Free).

Mr. Priddle and his group's objective is simple--they want to control your Company's $18 million of assets and $4 million of annual revenues. First, they replaced Mr. Fink as Chairman of the Board, then they fired me. In our view, they are now wasting the Company's money and resources in this proxy battle to maintain their positions.

Your vote can make a significant difference in your Company's future. Please vote the white proxy card today.

Sincerely,


/s/ Rick Meyer
Rick Meyer
Founder and Former President




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             HOW TO VOTE THE PROTECTION COMMITTEE'S WHITE PROXY CARD

YOUR VOTE IS VERY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card in the enclosed postage-paid envelope.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign the WHITE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

3. After signing the enclosed WHITE proxy card, do not sign or return the BLUE proxy card.

4. Remember, only your latest dated proxy will determine how your shares are to be voted at the meeting. IF YOU VOTED A BLUE PROXY CARD AND WANT TO CHANGE YOUR VOTE, YOU CAN DO SO NOW BY SENDING IN THIS WHITE PROXY CARD.

5. If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor:

                          (Georgeson Shareholder LOGO)

                           17 State Street, 10th Floor
                               New York, NY 10004

SHAREHOLDERS MAY CALL TOLL FREE:  1-800-732-6168
Banks and Brokerage Firms please call:  1-212-440-9800

Safe Harbor Statement

Statements in this letter that are not historical are forward-looking statements, including statements regarding the Protection Committee's beliefs, expectations, hopes or intentions regarding the future. It is important to note that actual outcomes and actual results could differ materially from forward-looking statements. The Protection Committee assumes no obligation to update any forward-looking statement.

Proxy Solicitation Disclosure

The Protection Committee filed with the Securities and Exchange Commission a definitive proxy statement relating to the solicitation of proxies with respect to the First American 2003 Annual Meeting of Shareholders. The Protection Committee may file other proxy solicitation materials with the Commission. Security holders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they contain important information. The Protection Committee, its slate of directors to be elected at the 2003 Annual Meeting of Shareholders and Citizens, Inc. may be deemed to be participants in the solicitation of proxies with respect to electing the Board of




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Directors of First American at the 2003 Annual Meeting of Shareholders.
Additional information concerning the beneficial ownership of these persons of First American common stock is set forth in the definitive proxy statement filed by the Protection Committee with the Commission.

Proxy Statement Available

Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by the Protection Committee with the Commission at the Commission's website at http:\\www.sec.gov. In addition, you may obtain a free copy of the definitive proxy statement by contacting Georgeson Shareholder Communications toll-free at 1-800-732-6168.











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